Exhibit 99.1
BROADVIEW NETWORKS HOLDINGS, INC. COMPLETES
THE EXCHANGE OFFER FOR ITS
11 3/8% SENIOR SECURED NOTES DUE 2012
RYE BROOK, NY (November 20, 2007) — Broadview Networks Holdings, Inc. (“Broadview Networks”) announced today that it has completed its pending offer (the “Exchange Offer”) to exchange up to $300,000,000 aggregate principal amount of 11 3/8% Senior Secured Notes due 2012 (the “Notes”) that were issued on August 23, 2006 and May 14, 2007 for an equal principal amount of 11 3/8% Senior Secured Notes due 2012 that have been registered under the Securities Act of 1933, as amended. The Exchange Offer expired at 5:00 p.m., New York City time, on November 14, 2007. A total of $300,000,000 aggregate principal amount of the Notes, representing 100% of the outstanding principal amount of the Notes, were validly tendered and accepted for exchange by Broadview Networks.
About Broadview Networks (www.broadviewnet.com)
Broadview Networks is a network-based integrated communications provider serving approximately 70,000 small and mid-sized businesses throughout the Northeast and Mid-Atlantic United States. Broadview Networks delivers total solutions, integrating local and long distance voice communications; hosted and premises-based VoIP systems; data services encompassing VPN- and MPLS-enabled applications; traditional telephone hardware; high-speed Internet services; and a full suite of managed network security services. Broadview Networks customers benefit from award winning customer service including a web-based account management tool and a primary point-of-contact for real-time, personal customer care.
Broadview Networks is a control investment of MCG Capital Corporation (NASDAQ MCGC). Broadview Networks’ largest investors are MCG Capital, Baker Capital, and New Enterprise Associates.
For more information, contact:
Terri Drexler at
tdrexler@broadviewnet.com
(914) 922-7900